Exhibit (a)(1)(I)
FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE
NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Unica Corporation
Re:	Rejected Notice of Withdrawal Under Exchange Offer
Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):                     . If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Unica so that it is received before 8:00 p.m., Eastern Time, on February 26, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:
By Mail or Courier
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Attention: Ashwin Chase
Phone: (781) 487-8696
By Facsimile
Unica Corporation
Attention: Ashwin Chase
Facsimile: (781) 207-5932
By Hand or Interoffice Mail
Attention: Ashwin Chase
By Email (By PDF or similar imaged document file)
achase@unica.com
If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer at 8:00 p.m., Eastern Time, on February 26, 2009, all eligible option grants currently tendered by you will be cancelled for exchange.
You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Ashwin Chase at 170 Tracer Lane, Waltham, Massachusetts 02451 or by calling (781) 487–8696 or sending an email to achase@unica.com.